                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                           AREA BANCSHARES CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  03 98 72 106
                                 --------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                               Page 1 of 5 pages

                                  SCHEDULE 13G                 Page 2 of 5 pages


CUSIP NO.

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Carol M. Gatton

--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
           N/A
                                                                    (b)  [ ]

--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

--------------------------------------------------------------------------------
                               5 SOLE VOTING POWER
         NUMBER OF                        3,694,729
          SHARES
       BENEFICIALLY
         OWNED BY            ---------------------------------------------------
           EACH                6 SHARED VOTING POWER
         REPORTING                        493,017
          PERSON
           WITH
                             ---------------------------------------------------
                               7 SOLE DISPOSITIVE POWER
                                          3,694,729

                             ---------------------------------------------------
                               8 SHARED DISPOSITIVE POWER
                                          493,017

--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               4,187,746

--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               26.8%

--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON
      IN

================================================================================

                                  SCHEDULE 13G                 Page 3 of 5 pages


ITEM 1(a).        NAME OF ISSUER:

         Area Bancshares Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         230 Frederica Street
         Owensboro, Kentucky 42301

ITEM 2(a).        NAME OF PERSON FILING:

         Carol M. Gatton

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         Bill Gatton Chevrolet-Cadillac
         1000 W. State Street
         Bristol, Tennessee 37620

ITEM 2(c).        CITIZENSHIP:

         United States of America

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

         Common Stock

ITEM 2(e).        CUSIP NUMBER:

         03 98 72 106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS:

         Not applicable

ITEM 4.  OWNERSHIP AS OF DECEMBER 31, 1997:

         (a)      Amount beneficially owned:  4,187,746

         (b)      Percent of class:  26.8%

                                  SCHEDULE 13G                 Page 4 of 5 pages


         (c)      Number of shares as to which such person has

                  (i)      sole power to vote or direct the vote:  3,694,729

                  (ii)     shared power to vote or direct the vote:   493,017

                  (iii)    sole power to dispose or to direct the disposition
                           of:   3,694,729

                  (iv)     shared power to dispose or direct the disposition
                           of:   493,017

                  ----------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF THE MEMBERS OF THE GROUP:

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

ITEM 10. CERTIFICATION:

         Not applicable


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                                  SCHEDULE 13G                 Page 5 of 5 pages





                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                           Date:             2/12/98
                                             -----------------------------------

                           Signature:        /s/ C. M. Gatton
                                             -----------------------------------

                           Name:             C. M. Gatton
                                             -----------------------------------